                                                                  Exhibit 3.1(d)

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                  Epixtar Corp.



                                  P 94000045741
                   (Document Number of Corporation (if known)



Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment adopted: Article III, Authorized Shares, has been amended by adding a new Section III( c) A) as follows:

Article III

      A. Series A Preferred Stock


1. DESIGNATION. A series of preferred stock designated as Series A Convertible Preferred Stock (hereinafter referred to as the "Series A Shares") which shall have rights, privileges, restrictions and conditions set forth hereinafter.

2. AMOUNT. There shall be 250,000 sharesof Series A Shares authorized, having a par value of $.001 per share.


3. LIQUIDATION

      (a) Liquidation Payments. The following amounts ("Series A Liquidation Payments") shall be payable with respect to Series A Shares upon the occurrence of a Liquidation Event, subject to the other terms set out below:

      1 Upon the occurrence of a Liquidation Event, the holders of any Series A Shares shall be entitled in preference to the holders of Common Shares or any shares ranking junior to the Series A Shares, and pari passu in respect of the holders of any other series of Class A Preferred Shares, to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes an amount equal to two (2) times the Original Series A Issue Price for each Series A Share held by them (such amount to be proportionately adjusted for stock splits, stock dividends, stock combinations, stock recapitalizations and similar events), together with all declared but unpaid dividends thereon.

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                                       2

      2 If all assets of the Corporation shall be insufficient to permit the payment in full to the holders of Class A Preferred Shares of all amounts so distributable to them, then the entire assets of the Corporation available for such distribution shall be distributed rateably among the holders of Class A Preferred Shares, pari passu, in proportion to the full preferential amount each such holder is otherwise entitled to receive.

      3 After the payment referred to in Section 3 (a) (1) has been made in full to such holders of Series A Shares, or funds necessary for such payment have been set aside by the Corporation in trust for the exclusive benefit of such holder so as to be available for such payment, any assets remaining available for distribution will be distributed ratably among the holders of Class A Preferred Shares and Common Shares.

      4 After conversion of any Series A Shares into Common Shares pursuant to the rights attaching to such Series A Shares as set out in the Articles, the holder of such Series A Shares shall not be entitled to the preferential payment or distribution which is described in this Subsection but shall share ratably in any distribution of the assets of the Corporation among the holders of Common Shares

      (b) Distribution Other than Cash. Whenever the distributions provided for in this Section 1.1 shall be payable in property other than cash, the value of such distribution shall (i) in the case of publicly traded securities, be equal to the average of the closing sale price of such securities on their principal exchange over the thirty (30) business days immediately preceding the effective date of the Liquidation Event, or (ii) in all other cases, be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

      (c) Sale of Assets as Liquidation, Etc. Except as may be approved by the holders of Series A Shares as provided in Section 6 he sale of all or substantially all of the Corporation's property and assets or the acquisition of the Corporation by another entity (including, without limitation, any reorganization, merger or consolidation) resulting in the exchange of all of the outstanding shares of the Corporation for securities issued or other consideration paid, by the acquiring entity or any affiliate thereof (except for a merger or consolidation after the consummation of which the shareholders of the Corporation own at least 51% of the voting securities of the surviving corporation or its parent corporation) shall be deemed to be a Liquidation Event for purposes of this Section 3.

      (d) Notice. Written notice of any proposed Liquidation Event stating an estimated payment date, the amount of the Series A Share Liquidation Payments and the place where such Series A Share Liquidation Payments shall be payable, shall be delivered to the holders of Series A Shares not less than 30 days prior to the proposed date of such proposed Liquidation Event.

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                                       3

4. CONVERSION. GENERAL

The holders of Series A Shares shall have conversion rights as follows (the "Series A Conversion Rights"):

      (a) Optional Conversion. Each Series A Share shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the Original Series A Issue Date at the office of the Corporation or any transfer agent for the Series A Shares, and after a registration statement for the Common Shares issued upon conversion is effected by the Securities Exchange Commission into such number of fully paid and non-assessable Common Shares as is determined by making the following calculation: each Series A Share shall be converted into that number of fully paid and non-assessable Common Shares determined by multiplying each such share by the ratio determined by dividing the Original Series A Issue Price by the Series A Conversion Price determined as hereinafter provided, in effect at the time of conversion plus the Dividend Factor. The Series A Conversion Price at which Common Shares will be deliverable upon conversion of Series A Shares without the payment of any additional consideration by the holder thereof shall initially be US $ 3.50 per Common Share.

      (b) Adjustments to Series A Conversion Price. The Series A Conversion Price shall be subject to the following adjustments:

      the anti-dilution adjustments prescribed by Subsection hereof adjusting the Series A Conversion Price described below and the adjustment prescribed by Subsection 5 (h).

to account for any unpaid dividends on the Series A Shares, as such dividends may be declared pursuant to Subsection 5 n hereof;

      (c) Mechanics of Optional Conversions.

      (1) Before any holder of Series A Shares shall be entitled to convert the same into Common Shares, the holder shall give written notice ,which may be made by fax, to the Corporation at such office that the holder elects to convert the same and shall state therein the holder's name or the name or, subject to any legal or contractual restrictions on transfer thereof, names of the holder's nominees in which the holder wishes the certificate or certificates for Common Shares to be issued ( "Conversion Notice " ). On the date of conversion (" Conversion Date" ), all rights with respect to the Series A Shares so converted shall terminate, except for any of the rights of the holder thereof, upon surrender of the holder's certificate or certificates therefore, to receive certificates for the number of Common Shares into which such Series A Shares have been converted. . No fractional Common Share shall be issued upon the optional conversion of Series A Shares. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Series A Conversion Price or at its option round off to the nearest whole share. The Corporation shall, as soon as practicable after surrender of the certificate or certificates for conversion, issue and deliver at such office to such holder of Series A Shares, or, subject to any legal or contractual restrictions on transfer thereof, to the holder's nominee or nominees, a certificate or certificates for the number of Common Shares to which the holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

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                                       4

            (2) The following provisions shall apply when the Common Shares may be sold pursuant the Registration Rights Agreement ; provided the penalities in such agreement shall not be modified or limited by the provisions set forth below.

(i) The Company will deliver to the Holder not later than three (3) trading days after a particular Conversion Date, a certificate or certificates, which shall be free of restrictive legends and trading restrictions for the number of shares of Common Stock issuable upon such conversion. In lieu of delivering physical certificates for the shares of Common Stock issuable upon any conversion of Series A Stock provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Holder, the Company shall use commercially reasonable efforts to cause its transfer agent electronically to transmit such shares issuable upon conversion to the Holder (or its designee), by crediting the account of the Holder's (or such designee's) broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply). If in the case of any conversion hereunder, such shares are not delivered to or as directed by the Holder by the third trading day after the applicable Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such shares, to rescind such conversion, in which event the Company shall immediately return the certificate for the Series A Shares to the Holder if the Holder has tendered it to the Company in connection with such conversion. If the Holder notifies the Company that the Holder has not received such shares within three trading days after a particular Conversion Date (each, a "holder Share Notice") and the Holder does not receive such shares (free of any restrictions on transfer or legends except as within two trading days after giving such Holder Share Notice, then, in addition to any other liability the Company may have, the Company shall pay to the Holder, in cash, an amount, computed at the rate of 2% of the Series A Purchase Price for the period such failure continues (the "Conversion Delay Payments"), without duplication of any remedy pursuit to Registration Rights Agreement. A Holder Share Notice may be given by telephone or e-mail to the Company's Chief Executive Officer, Chief Financial Officer or Corporate Counsel. The Company's obligation to issue and deliver such shares of Common Stock upon conversion shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, of any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any other obligation of the Company to the Holder, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with such exercise.

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                                       5

(ii). If in any case the Company shall fail to issue and deliver the shares of Common Stock to the Holder pursuant to on the due date therefore, in addition to any other liabilities the Company may have hereunder and under applicable law
(A) the Company shall pay or reimburse the Holder on demand for all reasonable out-of-pocket expenses, including, without limitation, reasonable failure, so long as the Holder shall have given the Company a Holder Share Notice with respect to such shares of Common Stock, (B) if as a result of such failure the Holder shall suffer any direct damages or liabilities from such failure (including, without limitation, margin interest and the cost of purchasing securities to cover a sale (whether by the Holder or the Holder's securities broker) or borrowing of shares of Common Stock by the Holder for purposes of settling any trade involving a sale of shares of Common Stock made by the Holder during the period beginning on the Issuance Date ending on the date the Company delivers or causes to be delivered to Holder such shares of Common Stock, then the Company shall upon demand of the Holder pay to the Holder an amount equal to the actual, direct out of pocket damages and liabilities suffered by the Holder by reason thereof why the Holder documents to the reasonable satisfaction of the Company, so as the Holder shall have given the Company a Holder Share Notice with respect to such shares of Common Stock, and (C) the Holder may by written notice (which may be given by mail, courier, personal service or telephone line facsimile transmission) or oral notice (promptly confirmed in writing), given at any time prior to delivery to the Holder of the shares of Common Stock issuable in connection with any conversion by reason of which such shares are deliverable, rescind such conversion in whole or in part, in which case the Holder shall thereafter be entitled toconvert with respect to that portion of Series A Shares as to which such conversion is so rescinded and to exercise its other rights and remedies with respect to such failure by the Company. Notwithstanding the foregoing and Subsection 4 ( c) (2) (i) (x) the Company shall not be liable to the Holder under clauses (A) and (B) of the immediately preceding sentence or (y) for Conversion Delay Payments, in either such case of the preceding clauses (x) or (y) to the extent the failure of the Company to deliver or to cause to be delivered such shares of Common Stock results from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, or any similar event outside the control of the Company (it being understood that the action or failure to act of the Company's Transfer Agent shall not be deemed an event outside the control of the Company except to the extent resulting from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, or any similar event outside the control of such Transfer Agent or the bankruptcy, liquidation or reorganization of such Transfer Agent under any bankruptcy, insolvency or other similar law). The Holder shall notify the Company in writing (or by telephone conversation, confirmed in writing) as promptly as practicable following the third trading day after the due date for delivery to it of shares of Common Stock subject to any conversion if the Holder becomes aware that such shares of Common Stock so issuable have not been received as provided herein, but any failure so to give such notice shall not affect the Holder's rights hereunder or otherwise. If pursuant to this Section 4 (c) (2)(ii) the Company is relieved of its obligation to make Conversion Delay Payments, then the shares for which a Conversion Notice has been given and for which the Company has not issued the shares of Common Stock within the period provided herein shall continue accrue dividends from the applicable Conversion Date to the date the Company so issues such shares of Common Stock.

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                                       6

      (d) Automatic Conversion. Each Series A Share shall be converted automatically into Common Shares

            (1) At the then effective Series A Conversion Price determined Immediately prior to or contemporaneously with the closing of an offering or offerings (a "Qualified PO") pursuant to a registration statement filed pursuant to the Securities Act or similar document filed under other applicable securities laws in the United States, covering the offer and sale to the public of Common Shares into which the Series A Shares may be converted and/or for the account of the Corporation in which:

                  (i) the Common Shares are listed on , the New York Stock Exchange, or the American Stock Exchange, or quoted on NASDAQ or any combination thereof;

                  (ii) the minimum gross proceeds to the Corporation from such offering or offerings is/are not less than US $50,000,000; and

                  (iii) the offering price of the Common Shares in such offering shall be not less than US $10.00 per Common Share (as adjusted for any stock, split, stock dividend, stock combinations, stock recapitalization and similar events); or

            (2) at the then series A conversion price at the election of the holders of at least a majority of the Series A Shares, acting collectively as a single series.

      (e) Mechanics of Automatic Conversions. Upon the occurrence of an event specified in Subsections or all the Series A Shares shall be converted automatically without any further action by the holders of the Series A Shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that all holders of Series A Shares being converted shall be given written notice of the occurrence of an event specified in Subsection 4(d) including the date such event occurred (the "Automatic Conversion Date"), and the Corporation shall not be obligated to issue certificates evidencing the Common Shares issuable upon such conversion unless certificates evidencing such Series A Shares being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity bond. On the Automatic Conversion Date, all rights with respect to the Series A Shares so converted shall terminate, except for any of the rights of the holder thereof, upon surrender of the holder's certificate or certificates therefore, to receive certificates for the number of Common Shares into which such Series A Shares have been converted. Upon the automatic conversion of the Series A Shares, the holders of such Series A Shares shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder's attorney duly authorized in writing. Upon surrender of such certificates, the Corporation shall promptly issue and deliver to such holder, in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which the Series A Shares surrendered were convertible on the Automatic Conversion Date. No fractional Common Share shall be issued upon the automatic conversion of Series A Shares. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price or at its election round the fraction into a whole share. Such conversion shall be deemed to have been made upon the occurrence of any event described in Subsection 4(d), and the person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares at such time.

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                                       7

5. ADJUSTMENTS TO SERIES A CONVERSION PRICE.

      (a) Special Definitions. For purposes of this Section 5, the following definition shall apply:

            "Additional Common Shares" shall mean all Common Shares issued (or, pursuant to Subsection, deemed to be issued) by the Corporation after the Original Series A Issue Date, other than:

            (i) Common Shares issued or issuable upon conversion of any Convertible Securities or exercise pursuant to any agreement related directly or indirectly to the offering pursuant to which the Series A Preferred Shares were sold of any Options or warrants outstanding on the Original Series A Issue Date or proposed to be issued pursuant to an agreement in effect on that date;

            (ii) any Common Shares allotted for issuance, issued or issuable pursuant to the existing stock purchase or option plans of the Corporation as at the Original Series A Issue Date or pursuant to any increase thereof, or any new employee equity incentive plan, approved thereafter by the Board of Directors of the Corporation.;

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                                       8

            (iii) any Common Shares issued in connection with a merger or acquisition ;

            (iv) any common shares issued pursuant to a lease line or line of credit

      (b) No Adjustment of Series A Conversion Price. No adjustment in the number of Common Shares into which the Series A Shares is convertible shall be made by the adjustment of the Series A Conversion Price thereof: (i) unless the Consideration Per Share (as defined herein) for an Additional Common Share issued or deemed to be issued by the Corporation is less than the Series A Conversion Price for the Series A Share in effect immediately prior to the issuance of such Addition Common Shares, or (ii) if prior to such issuance, the Corporation receives written notice from the holders of at least 50 %of the then outstanding Series A Shares, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Common Shares.

      (c) Deemed Issue of Additional Common Shares.

            (1) Options and Convertible Securities.

            (i) In the event the Corporation at any time or from time to time after the Original Series A Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class or series of securities entitled to receive any such Options or Convertible Securities (other than as contemplated by Subsection 5(a) hereof), then the maximum number of Common Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of issue of such Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Common Shares are deemed to be issued:

            (ii) no further adjustment of the Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or Common Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

            (iii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the Consideration (as defined in Subsection payable to the Corporation, or decrease in the number of Common Shares issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

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                                       9

            (iv) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                  (A) in the case of the Convertible Securities or Options for Common Shares, the only Additional Common Shares issued were the Common Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the Consideration received therefore was the Consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the Consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional Consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                  (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the Consideration received by the Corporation for the Additional Common Shares deemed to have been then issued was the Consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the Consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

            (v) no readjustment pursuant to Subsections 5(c)(1)(iii) and (iv) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date; or (ii) the Series A Conversion Price that would have resulted from any issue of Additional Common Shares between the original adjustment date and such readjustment date;

            (vi) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner as provided in subsection 5 ( c) (1 ) (iii) A above

            (vii) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefore, the adjustment previously made in the Series A Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Series A Conversion Price shall be adjusted as provided above.

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                                       10

            (2) Stock Dividends, Stock Distribution and Subdivisions. In the event the Corporation at any time or from time to time after the Original Series A Issue Date shall declare or pay any dividend or make any other distribution on the Common Shares payable in Common Shares or effect a subdivision of the outstanding Common Shares (by reclassification or otherwise other than by payment of a dividend in Common Shares), then and in any such event, Additional Common Shares shall be deemed to have been issued:

            (i) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class or series of securities entitled to receive such dividend or distribution; or

            (ii) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.


            (iii) If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefore, the adjustment previously made in the Series A Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Minimum Conversion Price shall be adjusted pursuant to this Subsection 5 (c)as of the time of actual payment of such dividend.

      (d) Adjustment of the Series A Conversion Price Upon Issue of Additional Common Shares.

      In the event that at any time or from time to time after the Original Series A Issue Date and prior to mandatory conversion the Corporation shall issue Additional Common Shares (including, without limitation, Additional Common Shares deemed to be issued pursuant to Subsection 5( c )but excluding Additional Common Shares deemed to be issued pursuant to 5(c ) (2) which event is dealt with in 5(f,) without consideration or for a Consideration Per Share which is less than the Series A Conversion Price, then and in such event, such Series A Conversion Price shall be reduced, concurrently with such issue, to the lowest consideration per share received by the Corporation for any such Additional Common Shares.

      (e) Determination of Consideration. For purposes of this Section 5 the consideration (the "Consideration") received or receivable by the Corporation for the issue of any Additional Common Shares shall be computed as follows:

      1 Cash and Property. Such Consideration shall:

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                                       11

      (i) insofar as it consists of cash, be computed at the aggregate amounts of cash received or receivable by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

      (ii) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

      (iii) in the event Additional Common Shares are issued together with other shares, securities or other assets of the Corporation for consideration which covers the Additional Common Shares and the other shares, securities or other assets, be the proportion of such consideration so received or receivable, computed as provided above, allocable to such Additional Common Shares as determined in good faith by the Board of Directors.

      2 Additional Common Shares other than Options and Convertible Securities. The Consideration per share (the "Consideration Per Share") for the issue of any Additional Common Shares other than Options and Convertible Securities shall be the Consideration for the issue of any Additional Common Shares other than Options or Convertible Securities, divided by the total number of such Additional Common Shares issued by the Corporation in exchange therefore.

      3 Options and Convertible Securities. The Consideration per share (also the "Consideration Per Share", as the context requires) for Additional Common Shares deemed to have been issued pursuant to Subsection 5c1relating to Options and Convertible Securities, shall be computed by dividing (x) the Consideration for the issue of such Options or Convertible Securities, plus the aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such Consideration), payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the number of Additional Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

      (f) Adjustment of the Series AConversion Price for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Shares.

            (1) Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall be deemed to have issued Additional Common Shares pursuant to Subsection 5c2in a stock dividend, stock distribution or subdivision, the Minimum Conversion Price in effect immediately before such deemed issue shall, concurrently with the effectiveness of such deemed issue, be proportionately decreased.

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                                       12

            (2) Combinations or Consolidations. In the event the outstanding shares of Common Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Shares, the Series A Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

            (3) Adjustment for Reclassification, Exchange or Substitution. In the event that at any time or from time to time after the Original Series A Issue Date, the Common Shares issuable upon the conversion of Series A Shares shall be changed into the same or a different number of shares of any class or series of stock, whether by capital reorganization, reclassification, or otherwise other than a merger, consolidation, or sale of assets provided for in Subsection 3 c above, then and in each such event the holder of any Series A Shares shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by the holder of a number of Common Shares equal to the number of Common Shares into which such Series A Shares might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.


      (g) No Impairment. The Corporation shall not, by amendment of its Articles or through any reorganization, transfer of assets, consolidation, amalgamation, merger, dissolution, issue or sale of securities or any other voluntary action, including, without limitation, voluntary bankruptcy proceedings, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 1.2 and in the taking of all such action as may be necessary or appropriate in order to protect the Series A Conversion Rights under this Section 1.2 against impairment.

      (h) Adjustment of Series A Conversion Price based upon Performance.

The Series A Conversion Price shall be reduced based on the Corporation's net income as set forth in the financial statements set forth in its annual report on Form 10k or 10ksb for 2003 and 2004 as set forth below:


                     CONVERSION
                     YEAR              NET INCOME                     PRICE
                     ----              ----------                     -----

                     2003              less than $5,000,000           $2.00

                                       $5,000,000 - $7,500,000        $3.00

                                       above $7,500,000               $3.50



                     2004              less than $10,000,000          $2.00

                                       $10,000,000-$12,500,000        $3.00

                                       over $12,500,000               $3.50

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                                       13

      Such adjustment shall be effective on the earlier of April 15 of the year of filing of the applicable report or the actual date of filing. At all times, the Series A Conversion Price immediately after such adjustment shall be at least 5% below the price of the Common Stock on date of adjustment but the Series A Conversion Price shall not be less than $2 per share.

      (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 5 the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Series A Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Series A Shares, furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustments and readjustments; (ii) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of each Series A Share; (iii) any amendment to the Articles of the Corporation that may adversely affect the rights of the holders of the Series A Shares; and (iv) the Series A Conversion Price at the time in effect.

      (j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall deliver to each holder of Series A Shares at least twenty (20) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

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                                       14

      (k) Common Shares Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Shares such number of Common Shares as shall from time to time be sufficient to effect conversion of the Series A Shares, as adjusted from time to time.

      (l) Certain Taxes. The Corporation shall pay any issue or transfer taxes duly payable by the Corporation in connection with the conversion of Series A Shares, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Series A Shares.

      (m) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Series A Shares or any Common Shares issued or issuable upon the conversion of any Series A Shares in any manner that interferes with the timely conversion or transfer of any Series A Shares or Common Shares.

6 VOTING RIGHTS

      (a) Voting Rights. In addition to the rights of holders of Series A Shares to vote as a separate series or as a member of the separate class of Class A Preferred Shares in accordance with applicable law, each holder of outstanding Series A Shares shall be entitled to notice of any meeting of shareholders and shall be entitled to the number of votes equal to the number of whole Common Shares into which each such Series A Share held by such holder could be converted on the date for determination of shareholders entitled to vote at the meeting or on the date of any written consent. Except as otherwise required by law, holder of the Series A Shares and any other outstanding series of Class A Preferred Shares shall vote together with the holders of Common Shares as a single class upon any matter submitted to the shareholders for a vote.

      (b) Change of Rights, Etc. Attaching to Series A Shares. The Corporation shall not add to, change or remove any right, privilege, restriction or condition attaching to the Series A Shares as a class without a resolution signed by the holders of at least a majority of the Series A Shares or passed by the affirmative vote of at least a majority of the votes cast by holders of Series A Shares voting separately as a class at a meeting of the holders of the Series A Shares duly called for that purpose.

      (c) Consents and Approvals. In addition to any other rights provided by law, for so long as any Series A Shares are outstanding, the Corporation shall not, without the prior written consent or affirmative vote of the holders of not less than majority of the then outstanding Series A Shares, voting as a separate class:

      1 effect or obligate itself to effect, any merger, sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation (which shall include any effective transfer of assets regardless of the structure of any such transaction as a license or otherwise), or any consolidation, amalgamation, merger or other reorganization involving the Corporation resulting the shareholder of the Corporation owning less than fifty percent (50%) of the voting securities of the surviving corporation or its parent corporation;

      2 authorize or issue any new or existing class or classes or series of shares having any preference or priority as to dividends or liquidation preferences superior to or on a parity with any such preference or priority of the Series A Shares, or authorize or issue shares or any bonds, debentures, notes or other obligations convertible into or exchangeable for, any share of the Corporation having any preference or priority as to dividends or liquidations preferences superior to or on a parity with any such preference or on a parity with any such preference or priority of the Series A Shares;

      3 increase or decrease the authorized number of shares of Series A Shares; or

      4 declare or pay any dividend on any security of the Corporation or redeem or purchase any of its shares, except pursuant to an agreement to repurchase Common Shares held by an employee, director or consultant of the Corporation upon termination of their employment or services with the Corporation.

      5 engaging in any business other than the business engaged in or contemplated by the Company at the time of Closing. .


      (d) Board Representation. The holders of record of Series A Shares, voting as a separate class, shall be entitled to elect one (1) director of the Corporation. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the Series A Shares shall constitute a quorum of such Series A Shares. A vacancy in any directorship elected solely by the holders of Series A Shares shall be filled only by vote or written action in lieu of meeting of the holders of Series A Shares.

      (e) Formalities of Shareholder Meeting. The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefore and the conduct thereof shall be those from time to time prescribed by the by-laws of the Corporation with respect to meetings of shareholders, or if not so prescribed, as required by the Act as in force at the time of the meeting. On every poll taken at every meeting of the holders of the Class A Preferred Shares as a class, or at any joint meeting of the holders of two or more series of Class A Preferred Shares, each holder of Series A Shares entitled to vote thereat shall have one vote in respect of each Series A Share held. Nothing herein shall prevent the holders of Series A Shares from taking any action by a signed consent of the holders of the required number of Series A Shares.

7. DIVIDENDS

      The holders of outstanding Series A Shares shall be entitled to receive equally, share for share, as and when declared by the Board of Directors and out of the funds legally available therefore, cumulative dividends at an annual rate equal to (i) 0.08 multiplied by (ii) the Original Series A Issue Price. Such dividends shall be payable annually on each anniversary of the Original Series A Issuance Date No dividends shall be declared or paid to the holders of Common Shares unless a dividend at the rate specified in this section 7is declared on the Series A Shares and the holders of Series A Shares have been paid in full all of the cumulative dividends to which they are entitled including dividends which have not been declared.

8. OPTIONAL REDEMPTION

      (a) From and after the date one (1) year plus one (1) day after the Original Series A Issue Date, the Corporation may, at its entire discretion, repurchase all, but not less that all, of the issued and outstanding Series A Shares from the holders thereof at a purchase price for each such Series A Share equal to $ 200 ($200dollars) per share (the "Redemption Price") plus the Dividend Factor.. Such election may be made only by delivering to the holders of the then outstanding Series A Shares a written notice signed by an authorized officer of the Corporation (the "Redemption Notice").

      (b) The holders of Series A Shares shall have thirty (30) days from their receipt of a Redemption Notice to effectuate a conversion of their Series A Shares into Common Shares and not participate in the redemption.

      (c) Within forty five (45) days of its delivery of the Redemption Notice, the Corporation shall redeem all the Series A Shares from the remaining holders of Series A Shares out of funds legally available for such purpose by paying to the holder an amount per Series A Share equal to the number of Series A Shares held by the holder multiplied by the Redemption Price. Concurrent with the payment of the Redemption Price, the holders shall deliver their Series A Share certificates to the Corporation.

9. NOTICES

      All notices, requests, consents, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given, made and received (a) when delivered against receipt; (b) upon transmitter's confirmation of the receipt of a facsimile transmission, which shall be followed by an original sent otherwise in accordance with this Section 9; (c) upon confirmed delivery by a standard overnight carrier; or (d) upon expiration of 5 business days after the date when deposited in the mail, first class postage prepaid, addressed to the Corporation at its registered office or at such other address of which the Corporation may notify the holders of Series A Shares from time to time, or if to a holder of Series A Shares or Common Shares, to such holder's address as shown by the records of the Corporation.

      10. Defined Terms

As used herein the following terms shall have the definitions set forth below:

) "Act" means the Florida General Corporation Act

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                                       17

"Articles" means the articles of incorporation of the Corporation, as amended from time to time;

Class A Preferred Shares" means the Class A Preferred Shares of any series in the capital of the Corporation;

"Common Shares" means the common shares in the capital of the Corporation;

"Convertible Securities" shall mean any evidences of indebtedness, shares of capital stock (other than Common Shares) or other securities directly or indirectly convertible into or exchangeable for Common Shares other than Series A Shares and other than any Convertible Security referred to in subsection 5 c above;

"Consideration" has the meaning set out in Subsection 5 (e);

"Consideration Per Share" has the meaning, as the context requires, set out in Subsections 5 e I and 5e2.

"Corporation" means Epixtar Corp. or its successors, including without limitation, a successor created by amalgamation, merger or court order;

"Dividend Factor "on any given date shall be an amount equal to the difference between (A) the product of (1)$8.00 times the (2)quotion obtained by dividing the number of days elapsing between issuance of the Series A Shares and the date of such determination by 360 less the amount of dividends paid.

"NASDAQ" means the NASDAQ Market either small cap or national;

"Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Shares or Convertible Securities other than any Option referred to in Subsection 5 a above;

sociation, joint venture, governmental agency or other entity;

"Series A Conversion Price" means, initially, $3.50 per share, as such price may be adjusted from time to time in accordance with Subsections hereof;

"Series A Shares" means the Class A, Series A Preferred Shares in the capital of the Corporation.

SECOND: The date of each amendment's adoption: May 30, 2003

THIRD:  Adoption of Amendments

The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.



Signed this ________day of ____________________, ________



Signature:_______________________________________________

            Martin Miller, Chairman of the Board